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EXPRESS-1 EXPEDITED SOLUTIONS, INC.

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On June 24, 2011, Dealmakers Monthly magazine published the following news story on its website, www.dealmakers-monthly.com, in the electronic version of its June 2011 issue. The news story is based on an interview with Bradley S. Jacobs, managing member of Jacobs Private Equity, LLC. The text of this news story is provided below.
Jacobs Private Equity: A winning investment
Jacobs Private Equity founder and managing director, Bradley S. Jacobs, leads an investment in Express-1 Expedited Solutions, a non-asset-based, third-party logistics (“3PL”) transportation services provider that he plans to grow into a multi-billion dollar business in the next few years. Jacobs explains how.
     Bradley Jacobs knows a thing or two about building businesses and making spectacular successes out of the toughest challenges.
     Since 1979, he has founded and led four highly successful companies, including two multi-billion dollar, publicly-traded corporations: United Rentals, the world’s largest equipment rental company, and United Waste Systems, the fifth largest solid waste company in the U.S. at the time of its sale in 1997 for $2.5 billion.
     Forever looking for new challenges, Jacobs has now homed in on one: Express-1. He now plans to build a multi-billion dollar transportation brokerage business out of this investment in which he and minority co-investors will invest an aggregate of up to $150 million in cash, including amounts payable upon exercise of the options and warrants described below.
     “I plan to build Express-1 into a multi-billion dollar business over the next several years,” says Jacobs. “Express-1 is an ideal platform, with prominent positions in expedited services, freight brokerage and freight forwarding. I’m excited about leading the company into its next phase of growth.”
     Express-1 offers expedited transportation solutions, domestic and international freight forwarding, and premium truckload brokerage services to retail, commercial, manufacturing and industrial customers. The company uses a network of relationships with ground, sea and air carriers to find the best transportation solutions for its customers. It offers its services through three distinct business units: Express-1, Inc. (expedited transportation solutions), the fifth largest US expedited freight service provider, according to The Journal of Commerce; Concert Group Logistics (domestic and international freight forwarding); and Bounce Logistics (premium truckload brokerage).
     Serving over 4,000 retail, commercial, manufacturing and industrial customers through six US operations centres and 22 agent locations, Express-1 completed more than 144,000 transactions for customers and generated revenues of approximately $158 million in 2010.
     The investment seems absolutely ideal for Jacobs — one he has been looking for since 2007, when he stepped down as chairman of United Rentals.
     “I love taking an idea, a concept at a very early stage that is originally abstract and making it concrete, materialising it. Hiring people and buying companies, getting more customers and increasing revenues and profits, I just enjoy doing all that. I like running companies, I like building companies. It keeps me ticking.”
     As chairman of United Rentals from 1997 through 2007, Jacobs grew the company to $3.9 billion in revenues, with more than 700 branch locations, 13,000 employees, and a ranking as the 536th largest public corporation in America by Fortune magazine. He has been instrumental in raising more than $6 billion through dozens of financings in the debt and equity markets since 1992.
     In 1989, Jacobs founded United Waste and built it into the fifth largest solid waste management business in North America. In 1987, he founded Hamilton Resources (UK), a worldwide oil trading company that served major oil companies and oil-producing countries and generated annual revenues of approximately $1 billion. In 1979, he co-founded Amerex Oil Associates, creating one of the world’s largest oil brokerage firms, with an annual gross contract volume of approximately $4.7 billion.
     If Jacobs’ past records are anything to go by, Express-1 is destined for success.

     “I like Express-1 because it has got legs in three areas that I am very interested in — truckload brokerage, expedited transportation and freight forwarding. Between the three of those markets, that’s about a 200 billion dollar addressable market opportunity. So in the previous industries that I have consolidated, I never had such a big ocean to go fishing in as this.”
     “This also isn’t about a business plan that just revolves on acquisitions, it is about growth. Small companies like Express-1 are limited because of working capital requirements. And the access to capital markets that I bring to the table solves that problem. We plan to bring a lot of capital into the company and into the industry to grow. The business is also right up my alley. It perfectly matches my experience and my skill-set. I feel very comfortable in this industry.”
     The transportation sector is a $1.3 trillion industry in the US, while freight-brokerage firms have been growing at a rate of double to triple GDP. Jacobs talked to about 100 companies and decided upon “asset-light” companies rather than “asset-heavy” (which actually own the trucks) due to returns on capital being much higher.
     Jacobs also chose Express-1 because he wanted a public vehicle: he is comfortable in the public markets and wanted access to the capital markets. He didn’t want to be slowed down by having to take a company public.
     He also knew Express-1 had good managers, solid operations, had been growing and could be scaled up. He met current Express-1 CEO Mike Welch and the management team, and they both felt that it was a good fit.
     “We are very pleased that Brad has decided to make such a significant commitment to advancing Express-1’s position in the industry,” Welch states. “We view his decision as a strong vote of confidence in the calibre of our employees and our operations.”
     Jacobs will now lead Express-1 as its new CEO, besides being its majority shareholder, and chairman of the board of directors. Welch will work alongside Jacobs to identify acquisition targets.
     Says Jacobs: “Express-1 will be turbo-charged by this investment. In my new position, I’ll be overseeing the day-to-day running of the business to ensure our plans to transform the business into a multibillion dollar industry leader in the next few years stay on track. That said, the culture at Express-1 will not change significantly. For example, the current management team will stay with the business, though their roles may change, and they will be supplemented by additional talent.”
     Under the terms of the agreement, the minority investors will receive convertible preferred stock, convertible into approximately 43 million shares of the company’s common stock at a price of $1.75 a share, and warrants to purchase an additional approximately 43 million shares of the company’s common stock at an exercise price of $1.75 per share. The figures will be adjusted for a 4:1 reverse stock split that the company will implement upon the closing of the transaction. The purchase of the convertible preferred stock will represent an initial investment of $75 million, and the exercise of the warrants will represent an additional investment of up to $75 million. The transaction, which has been approved by the company’s board of directors, is subject to the receipt of shareholder approval and other customary closing conditions.
     Express-1’s eight-person board will change, with just one of the original board members remaining. However, none of Express-1’s current locations will close and there are no plans to reduce headcount, says Jacobs. “The investment is about growth,” he added, “and I intend hiring more senior executives and salespeople to position the company for success.”
     Jacobs is not deterred by venturing into transportation, given his prior experience of the sector.
     “All the four companies that I started and built up into large companies had some aspects of logistics and transport to them,” explains Jacobs. “My first two companies were oil businesses. We were moving a lot of crude oil and refined products in tankers around the world. And the detailed logistical aspects of that were a big part of the equation.
     “The third company that I started, United Waste Systems, became the fifth largest solid waste management business in North America. It involved collecting garbage and bringing it to landfills for recycling, sorting and composting it. We had quite a big fleet of garbage trucks and other vehicles, so there was transportation and logistics involved there.
     “The fourth company that I started, United Rentals, which later became the world’s largest rental company, was ranked by Transportation Topics as the 24th largest private dedicated carrier in the US. It had quite a significant fleet of equipment to move between branches and from branches to the yards of customers. So I have always been around logistics and transportation throughout my career.”
     Jacobs adds: “In fact, the first company that I started was Amerex, a brokerage firm brokering crude oil and refined petroleum products, but if you went into any of the offices of Amerex they would look very similar to what you’d see in Express-1, people sitting around desks with telephones and computers matching together carriers and shippers. So I am ready to take over the reins of a transportation services provider. It is going to be my concentrated passion for the foreseeable future.”
     Jacobs is now focused on putting his strategy into action and transforming Express-1 into an industry leader, with several billion dollars in revenue in the next few years. In doing so, Jacobs is simply following a playbook that is extremely familiar to him, given his long track record of successfully growing businesses.
[End of news story]

Additional Information and Where to Find It
In connection with the proposed equity investment by Jacobs Private Equity, LLC, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Express-1 Expedited Solutions, Inc., Attn: Secretary of the Board of Directors, 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085, telephone: (269) 429-9761, or from the Company’s website, www.xpocorporate.com.
Jacobs Private Equity, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2011. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed equity investment, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed equity investment, when filed with the SEC.
Cautionary Statement Regarding Forward-Looking Statements
The communications included herein contain forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should”, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in the communications contained herein include, among others: uncertainties as to the timing of the equity investment; the possibility that competing transaction proposals will be made; the possibility that various closing conditions for the equity investment may not be satisfied or waived; the possibility that the warrants, if issued, will not be exercised; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in the communications contained herein, which speak only as of the date such statements were made. Neither the Company nor any other person undertakes any obligation to update any of these statements in light of new information or future events.